SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. ______________)

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MGC Diagnostics Corporation

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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGC DIAGNOSTICS CORPORATION
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599
651-484-4874

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 27, 2013

          Notice is hereby given that the 2013 Annual Meeting of Shareholders of MGC Diagnostics Corporation (“MGC” or the “Company”) will be held at MGC’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, on Wednesday, March 27, 2013, beginning at 3:30 P.M. Central Time, for the following purposes:

1.	To elect six directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for MGC for the fiscal year ending October 31, 2013;

3.	To approve the Company’s executive compensation;

4.	To cast an advisory vote regarding the frequency of future advisory votes on executive compensation; and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

          The Board of Directors has fixed the close of business on February 1, 2013 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

          Since a majority of the outstanding shares of the Company’s common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please complete and submit your proxy.

By Order of the Board of Directors,

Mark W. Sheffert
Chairman of the Board of Directors

Saint Paul, Minnesota
February 11, 2013

MGC DIAGNOSTICS CORPORATION
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599

PROXY STATEMENT

          The Board of Directors of MGC Diagnostics Corporation is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on March 27, 2013, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Annual Report for the fiscal year ended October 31, 2012 available to our shareholders on or about February 12, 2013.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

          At our annual meeting, shareholders will act upon the four matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These include

•	the election of six directors;

•	ratification of the appointment of Baker Tilly Virchow Krause (“Baker Tilly”) as our independent registered public accounting firm for the fiscal year ending October 31, 2013;

•	Approval of our executive compensation pursuant to a non-binding shareholder advisory vote; and

•	Determination regarding the frequency of future binding advisory votes on executive compensation.

          We will also consider any other business that may properly be presented at the meeting, and management will report on MGC’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote

•	“FOR” each of the nominees for director;

•	“FOR” the ratification of the appointment of Baker Tilly;

•	“FOR” the advisory vote approving executive compensation; and

•	“FOR” every “three years” on the frequency of future votes on executive compensation.

Who is entitled to vote at the meeting?

          If you were a shareholder of record at the close of business on February 1, 2013, you are entitled to vote at the meeting. As of the record date, 3,996,011 shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

          If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder” you will receive a voting instruction card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

          Holders of common stock are entitled to one vote per share. Therefore, a total of 3,996,011 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

          A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

          If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

          If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

          It means you hold shares of MGC stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

May I vote my shares in person at the meeting?

          Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting. If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for the proposals to be approved?

          Election of Directors. The six director nominees receiving the most votes for election will be elected directors.

          Ratification of the appointment of Baker Tilly as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date, is sufficient to approve the ratification of Baker Tilly.

          Shareholder Advisory Vote Approving Executive Compensation. An affirmative vote of a majority of the shares represented at the meeting will result in the matter being approved.

          Shareholder Advisory Vote on the Frequency of Future Shareholder Advisory Votes on Executive Compensation. The option that receives the most votes will be the option deemed chosen by the shareholders.

How are votes counted?

          Shareholders may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. Shareholders may vote FOR, AGAINST or ABSTAIN on the ratification of the appointment of Baker Tilly, and on the advisory vote approving executive compensation. With respect to the frequency of future votes on executive compensation, shareholders can vote “EVERY ONE YEAR,” “EVERY TWO YEARS,” EVERY THREE YEARS,” or “ABSTAIN.”

          If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

          If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of Baker Tilly as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors’ approval of executive compensation, or the frequency of future executive compensation votes, without instructions from you.

May I change my vote?

          Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

          If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

          We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

          We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

          In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

How can a shareholder present a proposal at the 2014 Annual Meeting?

          In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2014 Annual Meeting the written proposal must be received at our principal executive offices by the close of business on October 15, 2013. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

          If a shareholder wishes to present a proposal at the 2014 Annual Meeting that would not be included in our Proxy Statement for that meeting, the shareholder must provide notice to us no later than February 13, 2014. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2012 Report on Form 10-K?

          Our 2012 Annual Report, including our Annual Report on Form 10-K for the year ended October 31, 2012, is available electronically with this Proxy Statement. The 2012 Annual Report, including our Form 10-K is also available in the Investor Relations page of our website, www.mgcdiagnostics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127-8599.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares

•	for the election of each of the nominees to the board of directors set forth in proposal 1,

•	for the ratification of Baker Tilly as our independent registered public accounting firm set forth in proposal 2,

•	for the advisory vote approving executive compensation set forth in proposal 3,

•	for “every three years” on proposal 4; and

•

          if any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

Beneficial Ownership

          The following table sets forth information regarding the beneficial ownership of the common stock as of February 1, 2013 by (i) each Named Executive Officer, director and nominee; and (ii) all directors, nominees and current executive officers of the Company as a group. Shares covered by stock option are included in the table below only to the extent that these options were exercisable within 60 days of February 1, 2013.

Shareholder	Shares Directly Owned(1)		Options Exercisable within 60 days	Number of Shares(1)	Percent of Class
Norman H. and Sandra F. Pessin 366 Madison Avenue -14th floor New York, New York 10017	340,899	(2)	—	340,899	8.5%
BlueLine Partners, LLC 4208 Equestrian Way Flower Mound, TX 75028	296,390	(3)	—	296,390	7.4%
Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	221,840	(4)	—	221,840	5.5%
Gregg O. Lehman, Ph.D.**	48,478		—	48,478	1.2%
Terrance J. Kapsen(5)	39,392		16,500	55,892	1.4%
Robert M. Wolf(6)	5,427		—	5,427	*
Wesley W. Winnekins**(7)	12,000		—	12,000	*
John R. Baudhuin**	20,174		30,000	50,174	1.2%
Wendy D. Lynch, Ph.D.**	9,520		—	9,520	*
Robert E. Munzenrider**	31,235		—	31,235	*
Mark W. Sheffert**	18,035		—	18,035	*
Hendrik Struik**	10,634		—	10,634	*
All directors, nominees and current executive officers as a group (7 persons)	150,076		30,000	180,076	4.5%

*	Indicates ownership of less than one percent.
**	Currently serves as executive officer or director of MGC Diagnostics Corporation.

(1)

Except as noted, all shares beneficially owned by each person as of the record date were owned of record, and each person had sole voting power and sole investment power for all such shares beneficially held. Shares directly owned includes the following shares represented by unvested restricted share grants: Dr. Lehman – 14,290; Mr. Kapsen – none; Mr. Wolf – none; Mr. Winnekins --12,000, Mr. Baudhuin – 5,634; Dr. Lynch. – 7,045; Mr. Munzenrider – 5,634; Mr. Sheffert – 5,634; and Mr. Struik – 5,634, and all directors/current executive officers as a group – 55,871.

(2)	Based on Schedule 13D filed with the SEC by Norman H. and Sandra F. Pessin on July 13, 2010.
(3)	Based on Schedule 13D filed with the SEC by BlueLine Partners, LLC on August 23, 2010.
(4)	Based on Schedule 13F filed with the SEC by Renaissance Technologies as of September 30, 2012.
(5)	Mr. Kapsen resigned as an executive officer on August 27, 2012.
(6)	Mr. Wolf’s employment ended in February 2013.
(7)	Effective February 1, 2013, Mr. Winnekins was appointed an officer of the Company.

PROPOSAL 1:
ELECTION OF DIRECTORS

          The Company’s Bylaws, as amended and restated, provide that the Board of Directors will consist of the number of members last elected by a majority vote of the shareholders or by the Board of Directors, which number shall not be less than three nor more than seven directors. The Board of Directors has currently set the number of directors at six. Six directors will be elected at the 2013 Annual Meeting. Each director will serve until the regular meeting of the shareholders or until a successor has been duly elected and qualified, unless the director retires, resigns, dies, or is removed. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office. It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The names and biographical information concerning the nominees are set forth below, based upon information furnished to the Company by the nominees. The nominees listed below have consented to serve if elected. If the nominee is unable to serve for any reason, the persons named on the Company’s proxy card may vote for a substitute nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Nominees for Election to the Board of Directors

          Mark W. Sheffert, Chairman of the Board of Directors, is Chairman and Chief Executive Officer of Manchester Companies, Inc., a financial and management advisory firm that he founded in 1989. Prior to that, he was President of First Bank System, Inc., the country’s 8th largest bank holding company (now U.S. Bank), headquartered in Minneapolis, Minnesota. Additionally, prior to that he was President of North Central Insurance Company, a national life and health insurance company, headquartered in St. Paul, Minnesota. He currently serves as a director of Allina Health Systems, Inc., a $3.8 billion revenue diversified healthcare organization. He also serves as Chairman of the Board of Directors of BNC CORP, a public bank holding company. Mr. Sheffert also served as a director of Health Fitness Corporation from January 2001, and Chairman from May 2006 to March 2010, when Health Fitness Corporation was acquired by Trustmark Mutual Holding Company. Mr. Sheffert also served as a Chairman and a director of Medical Graphics Corporation from January 1997 to December 1999, when Medical Graphics Corporation was acquired by MGC, and served as a director of MGC from 2001 until October 2002. Mr. Sheffert has served on over 45 public, private and non−profit Boards of Directors over the last 25 years and was named one of Minnesota’s Outstanding Directors in 1999 and in 2009 was awarded The Lifetime Achievement Award for his Board service by the National Association of Corporate Directors. Mr. Sheffert holds a Masters of Science degree in Management (MSM) from The American College in Bryn Mawr, Pennsylvania and is a graduate from the University of Minnesota Carlson School – Executive Program (MEP). Mr. Sheffert is 65 years old and has been a director since September 1, 2010.

          Mr. Sheffert is a nationally recognized expert in corporate governance, having served on over 45 Boards, including Boards of some of the nation’s largest financial, healthcare, manufacturing and airline industry companies, over the last 25 years. The National Association of Corporate Directors honored him for his Board service in 1999 as one Minnesota’s Outstanding Directors and in 2009 honored him with its Outstanding Director - Lifetime Achievement Award. He has served as advisor to the Boards of over 50 other public, private and non-profit organizations on fiduciary duties, governance best practices, hostile takeover defenses, dispute resolution negotiations, business strategy and capital structure. He provides expert testimony in criminal, civil and bankruptcy cases, has authored numerous articles on these subjects, and serves as a monthly columnist for three business publications. As a former banking executive and investment banker, Mr. Sheffert has extensive experience in financial structure and restructuring and in merger and acquisition transactions. He has served as CEO of large financial institutions as well as healthcare and medical device organizations. The combination of Mr. Sheffert’s prolific board governance, together with his experience in finance, mergers and acquisitions, healthcare, and the medical device industry, makes him uniquely qualified to serve as Chairman of the Board and as a director of the Company.

          Gregg O. Lehman, Ph.D., President, Chief Executive Officer and director, has served as Chief Executive Officer and President of MGC since July 14, 2011 and served as Interim Chief Executive Officer and President from May 2011. Dr. Lehman brings three decades of executive management and governance experience to MGC including 20 years in the healthcare industry. Most recently, Dr. Lehman served as President, Chief Executive Officer and director for Health Fitness Corporation, a health and fitness center management company, from 2007 to 2010. Prior to that, Dr. Lehman held numerous senior−level positions in the medical and education industries including: Chief Executive Officer of Inspiris, Inc., a company providing care management for frail elderly patients; Chief Executive Officer of Gordian Health Solutions, Inc., which provides lifestyle and disease management programs to employers and health plans; Chief Executive Officer of the National Business Coalition on Health (NBCH) in Washington, D.C.; and President of Taylor University in Indiana. Dr. Lehman is 65 years old and has been a director since July 14, 2011.

          Dr. Lehman’s experience in executive management and governance, his knowledge of the healthcare industry, his personal relationships with key industry participants, as well as his role as the Company’s Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

          John R. Baudhuin, director, is Chief Executive Officer of California−based Mad Dogg Athletics Inc. (MDA), an international health and fitness company that he founded in 1994. MDA manufactures, distributes and develops fitness products and related educational programs through its offices and distribution facilities in the United States, Italy and the Netherlands and its manufacturing facilities in Colorado. With over 200,000 certified instructors and 35,000 licensed facilities, the company’s SPINNING®, Peak Pilates®, Resist−a−ball® and Bodyblade® brands have a presence in over 80 countries worldwide. Prior to founding MDA, Mr. Baudhuin worked as a Certified Public Accountant for Los Angeles−based Duitch, Franklin & Company, where he provided a variety of accounting, tax, consulting and strategic planning services. Mr. Baudhuin is an active member of the Young Presidents Organization and holds a Masters in Business Administration (MBA) degree from Loyola Marymount University. Mr. Baudhuin is 50 years old and has been a director since 2007.

          Mr. Baudhuin’s 20 years of experience as chief executive officer of an international company that develops, manufactures, and distributes fitness products worldwide bring a strong perspective to the operational and strategic challenges MGC faces as health and wellness issues continue as important factors in the Company’s market. As a former Certified Public Accountant, Mr. Baudhuin brings additional expertise to MGC’s audit committee.

          Robert E. Munzenrider, director, is the founder or co−founder of several e−commerce businesses. He is also the retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e−commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., a Fortune 500, international medical device manufacturing and marketing company. Since 2004, Mr. Munzenrider also has served as a member of the Board of Directors of Viad Corp, a company engaged in the convention services and travel services industry. Mr. Munzenrider is Chair of the Viad Corporate Governance and Nominating Committee, serves on its Audit Committee and serves as an audit committee financial expert for Viad. Mr. Munzenrider also served as a director of ATS Medical, Inc., a medical device manufacturer, from April 2003 until August 2010, as a director of Criticare Systems, Inc. from April 2007 until April 2008 and as director of CABG Medical, Inc., a medical device company from November 2004 until February 2006. In February 2011, Mr. Munzenrider joined the Board of Directors of Kips Bay Medical, Inc., a development stage medical device manufacturer, and currently serves as lead director, Chair of the Audit Committee, designated financial expert, Chair of the Governance and Nominating Committee and member of the Compensation Committee. Mr. Munzenrider holds a Bachelors of Science degree in Accounting (BSA) from the University of Montana. Mr. Munzenrider is 68 years old and has served as a director since September 1, 2010.

          Mr. Munzenrider brings strong board governance, executive management and financial management experience to the MGC Board. Mr. Munzenrider has held his CPA license since 1971 and has served in the position of chief financial officer for a majority of his professional career. He has also served on the boards and audit committees of a number of public companies, has a strong grasp of board governance policies and best practices, and brings additional expertise to the Company as an audit committee financial expert.

          Wendy D. Lynch, Ph.D., director, is currently Co-Director of the Center for Consumer Choice in Health Care at the Altarum Institute. Dr. Lynch also currently holds a position as Adjunct Associate Professor at the School of Nursing at Indiana University/Purdue University at Indianapolis and since 2002 has served as President of Lynch Consulting, Ltd, which provides multi-disciplinary consulting focusing on Human Capital Management, Health and Productivity, and Program Evaluation. Dr. Lynch has been making the connection between employee health and business outcomes for over 25 years. Her career included roles as faculty at the University of Colorado Health Sciences Center, senior scientist at Health Decisions International, and principal and senior consultant at Mercer Human Resource Consulting. From 2006 through 2010, Dr. Lynch also served as executive director of an education and research foundation entitled the Health as Human Capital Foundation, a nonprofit, non−partisan think tank providing independent information for policy makers. Educated at the University of Colorado at Boulder, Dr. Lynch earned a doctorate in Research and Evaluation Methodology. Her work experience includes roles as consultant, author and educator. As a consultant, Dr. Lynch has applied her skills in research design and evaluation to several pivotal studies in the fields of health management, productivity assessment and human capital management that have resulted in more than 60 published studies and articles. Most recently, she co−authored the books, “Who Survives? How Benefits Cost are Killing your Company” and “Aligning Incentives, Information, and Choice: How to Optimize Health and Human Capital Performance.” Dr. Lynch is 51 years old and has served as a director since March 1, 2012.

          Dr. Lynch’s educational and healthcare background and experience bring a strong human capital perspective to the Board as MGC seeks to expand beyond its traditional markets. In addition, her experience advising companies on design of compensation and benefits enable her to assist the Company in strategic HR decisions.

          Hendrik Struik, director, has served as the Chief Executive Officer of Labsco, a specialty healthcare business, since December 2012. Mr. Struick joined the Labsco Board of Directors in July 2012. Since July 2012, Mr. Struik has been an Operating Partner with the private equity firm Frazier Healthcare. Prior to joining Frazier Healthcare, Mr. Struik served as President, Chief Executive Officer and a director from March 2009 to January 2012 for Sarnova, a privately held $400 million specialty healthcare business serving the Acute Respiratory Market and the Emergency Medicine Market. Prior to his employment at Sarnova, Mr. Struik spent over 21 years in positions of increasing scope and responsibility at Cardinal Health and predecessor companies, including Allegiance Healthcare and Baxter Healthcare, serving as President of the Respiratory and Neurocare Division of Cardinal Heath from May 2007 until February 2009. Mr. Struik’s responsibilities have included overseeing sales, manufacturing and operations and well as acquisitions, divestitures and integration of companies and business units. Mr. Struik also has substantial experience in United States and European regulatory matters. Mr. Struik holds a Masters in Business Administration, Marketing and Finance from Kellogg Business School at Northwestern University. Mr. Struik is 46 years old and has served as a director since May 30, 2012.

          Mr. Struik’s significant knowledge and work experience as a chief executive officer and his experience in private equity, spanning the manufacture and sale of medical devices and the healthcare market, his experience in capital structure, and his expertise in integrating businesses and managing all aspects of complex organizations, bring financial acumen, substantial vision and experience to the Board in the Company’s core business area.

The Board of Directors Recommends a Vote FOR the Election of Each Nominee to the Board of Directors

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

          The Board of Directors recommends that the shareholders ratify the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the independent registered public accounting firm for MGC Diagnostics Corporation for the fiscal year ending October 31, 2013. Baker Tilly provided services in connection with the audit of our consolidated financial statements for the years ended October 31, 2008 through 2012.

          The Company expects representatives of Baker Tilly to be present at the Annual Meeting of Shareholders and these representatives will have the opportunity to make a statement if they desire to do so. In addition, these representatives will be available to respond to appropriate questions.

          During the two fiscal years ended October 31, 2012, there were no: (1) disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events. The audit reports of Baker Tilly on the consolidated financial statements of MGC Diagnostics Corporation as of and for the years ended October 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Fees Paid to Independent Registered Public Accounting Firm

          The following table presents fees for professional audit services and all other fees rendered by Baker Tilly for the audits of the Company’s consolidated financial statements for the years ended October 31, 2012 and 2011, respectively:

	Year Ended October 31, 2012	Year Ended October 31, 2011
Audit fees	$136,000	$120,000
Audit-related fees	9,000	11,000
Tax compliance fees	33,000	24,000
All other fees	—	—
	$178,000	$155,000

Audit Fees

          Audit fees are fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports.

Audit-Related Fees

          Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The audit-related fees for fiscal 2012 and 2011 included $9,000 and $8,000, respectively, related to the audit of the Company’s 401(k) Savings Plan and $3,000 in fiscal 2011, respectively, related to consultation on other audit-related matters.

Tax Fees

          Tax fees are fees billed for professional services for tax compliance and tax advice. The $33,000 and $24,000 paid for tax compliance fees is related to tax compliance services provided by Baker Tilly during fiscal 2012 and 2011, respectively.

All Other Fees

          All other fees are fees for products and services other than the services reported above.

Independence

          The Audit Committee of the Board has determined that the provision of the services described above is compatible with maintaining the independence of Baker Tilly as independent registered public accounting firm.

Audit Committee Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

          The Audit Committee annually approves the scope and fees payable for the year-end audit to be performed by the independent registered public accounting firm for the next fiscal year. The Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. The Audit Committee does not delegate to management, its responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee pre-approved all services the Company received from Baker Tilly during the years ended October 31, 2012 and 2011.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of Baker Tilly Virchow Krause, LLP as independent registered public accounting firm for the fiscal year ending October 31, 2013

CORPORATE GOVERNANCE

General

          The Board of Directors is committed to sound and effective corporate governance practices. We continue to review our governance policies and practices, the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”), and have implemented policies and taken actions to ensure compliance with the rules and regulations applicable to the Company.

Code of Ethics and Business Conduct

          The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, chief financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports, that are intended to ensure the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company and compliance with laws, rules and regulations concerning such periodic reporting.

          We currently make our governance policies and procedures, as well as our current committee charters, available to the public on our website: www.mgcdiagnostics.com.

The Board, Board Committees and Meetings

          Meeting Attendance. The Board of Directors meets regularly during the year to review matters affecting the Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During the fiscal year ended October 31, 2012, the Board of Directors held a total of seven regular and special meetings. Each of the directors attended at least 75% of the meetings of the Board and committees on which that director served. At its regularly scheduled Board meetings, the Company’s directors meet in executive session without the chief executive officer present.

          Committees of the Board of Directors. The Board of Directors has established an Audit Committee, Compensation Committee and a Governance/Nominating Committee. The composition and function of each Committee is set forth below:

Director	Audit	Compensation	Governance/ Nominating
John R. Baudhuin	Member	Chair	Member
Wendy D. Lynch, Ph.D.		Member
Robert E. Munzenrider	Chair	Member	Member
Mark W. Sheffert			Chair
Gregg O. Lehman, Ph.D.
Hendrik Struik	Member

          Audit Committee. The Audit Committee operates under a written charter adopted as amended May 30, 2012. The Audit Committee reviews the Company’s internal control structure and financial reporting activities, reviews the scope of the annual audit, reviews non-audit services performed by the independent registered public accounting firm to determine and maintain auditor independence, selects the Company’s independent registered public accounting firm, reviews the Company’s audited consolidated financial statements prior to release to the public and conducts discussions with the Company’s independent registered public accounting firm each quarter in connection with their quarterly review. Baker Tilly, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. Each of the members of the Audit Committee is independent as defined by the rules of the Nasdaq Stock Market and the SEC. The Company’s Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Robert E. Munzenrider qualifies as an audit committee financial expert to meet the SEC definition of an “audit committee financial expert.” The Audit Committee held five meetings during fiscal 2012. The Charter of the Audit Committee is posted on the Company’s website at www.mgcdiagnostics.com.

          Compensation Committee. The Compensation Committee operates under a written charter as amended August 31, 2011. Among other duties, the Compensation Committee reviews compensation of the Company’s officers for fairness and competitiveness, determines the necessity for, and content of, any officer employment contracts, advises and recommends incentives in the form of overall corporate bonus plans and determines bonuses and grants of stock options for the Company’s officers, and reviews the performance of the Company’s chief executive officer. The Compensation Committee also has the authority to make awards under, and adopt and alter administrative rules and practices governing, the Company’s qualified or unqualified benefits plans, including the Company’s 2007 Stock Incentive Plan. The charter of the Compensation Committee requires that this Committee consist of no fewer than two board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of the Company’s Compensation Committee meets these requirements. The Compensation Committee held three meetings during fiscal 2012. The Charter of the Compensation Committee is posted on the Company’s website at www.mgcdiagnostics.com.

          Governance/Nominating Committee. The Governance/Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of Directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of Board committees, facilitating Board self-assessment and reviewing and advising the Board on strategic direction and strategic management. The Committee operates under a charter approved by the Board as amended August 29, 2012, and each of its members is independent under Nasdaq listing standards. The Governance/Nominating Committee held one meeting during fiscal 2012. The Charter of the Governance/Nominating Committee and the MGC Diagnostics Corporation Governance Guidelines are posted on the Company’s website at www.mgcdiagnostics.com.

Director Independence

          The Board of Directors has reviewed director independence guidelines in a manner consistent with the definitions of “independence” set forth in SEC Rule 10A-3 under the Securities Exchange Act of 1934 and the rules of the Nasdaq Stock Market. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each director and director nominee and has determined that directors Baudhuin, Lynch, Munzenrider, Sheffert and Struik are “independent” under SEC Rule 10A-3 and directors Baudhuin, Lynch, Munzenrider, Sheffert and Struik are “independent directors” under the rules of the Nasdaq Stock Market.

Director Nominations

          The Governance/Nominating Committee of the Board of Directors is responsible for considering and selecting the nominees for election as directors at annual shareholder meetings. The Board believes a nominee should possess the highest level of professional and personal ethics and values, be free of any material conflict of interest with respect to board service, have broad experience at the policy-making level, have the ability to provide insight and practical wisdom based on experience and expertise, be an “independent director” as defined by the rules of the SEC and the Nasdaq Stock Market, be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a director, and have experience and knowledge that will enhance or maintain a diversity of business background among board members.

          In addition, the Board believes that one or more of the Company’s directors should possess certain specific qualities or skills. These include, among others, experience with publicly held companies, an understanding and background in corporate management, experience in the medical device industry, new product development experience, marketing experience, strategic planning experience, experience in mergers and acquisitions and integration, and accounting and financial experience including for at least one director, the background and experience necessary to qualify as an “audit committee financial expert” as defined by the SEC.

          The Committee does not have a formal policy regarding diversity. Nevertheless, in making its recommendations, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Committee seeks to have a Board that reflects diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

          The Board’s Governance/Nominating Committee is comprised of independent directors who serve as the standing committee responsible for considering and recommending director nominees to the Board of Directors. The Governance/Nominating Committee will consider qualified candidates for director that are submitted by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance/Nominating Committee at: MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127-8599. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any Shareholder desiring to submit a director candidate for consideration at our 2014 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than October 31, 2013 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate.

Board Leadership

          The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board; however, the Board has determined that it is in the best interest of the Company’s shareholders for the roles of Chairman and CEO to be separated. The current CEO, Gregg O. Lehman, Ph.D., is a member of the Board, while Mark W. Sheffert serves as Chairman of the Board of Directors. Under this structure, the Chairman, in collaboration with other non-employee directors, takes an active role in establishing the Board’s governance practices, including setting Board meeting agendas, establishing Board priorities and establishing processes and procedures, while the CEO is able to focus on the execution of the Company’s strategies, achievement of its goals and management of the Company’s day-to-day operations.

Board Oversight of Risk Management

          MGC faces a variety of risks, including operational risk, financial risk, compliance risk, legal risk, risk to its reputation and IT risk. To date, the Board has discharged its responsibility for oversight of risk management both directly and through the Audit Committee. In addition, the Board encourages management to incorporate risk management considerations into the Company’s strategies and day-to-day business operations.

Contacting the Board of Directors

          Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota, 55127-8599. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. Shareholders may also communicate with members of the Board by sending an e-mail to investor@mgcdiagnostics.com.

EXECUTIVE COMPENSATION

          Executive Compensation Philosophy and Objectives of Compensation Program

          Our philosophy with respect to the compensation of Executive Officers is based upon the following principles established by the Compensation Committee:

          Executive Compensation Policy

          Executive talent and performance are critical to the success of the Company. Executive compensation at MGC Diagnostics Corporation is designed to provide a competitive compensation opportunity relative to similar medical instrument and device companies, in a manner aligned with business performance and shareholder returns. The Company uses base salaries, an annual incentive plan and equity grants to accomplish these objectives, and performs regular benchmarking analyses against comparable companies to anchor its practices firmly in the competitive market. The Company makes minimal use of perquisites in Executive Compensation. When assessing the market competitiveness of our compensation programs, we review third-party surveys and publicly available data relating to a specific group of companies.

          Base Salary

          The Company has adopted a policy that Base Salaries would be administered in a range set around the median of comparable companies, based primarily on individual experience, performance against objectives and other contributions, while taking into account the overall financial health of the Company.

          Annual Incentive Plan

          The Company’s 2012 annual incentives were linked to achievement of key business objectives through the establishment of the 2012 Incentive Plan described below. Payouts were available under the 2012 Incentive Plan when threshold performance goals, established by the Board, were met. Upon achievement of all business objectives for a year, payouts are intended to be competitive in the industry. Substantial overachievement against all performance-based goals established by the Board creates a payout opportunity around the upper quartile of comparable companies.

          Equity Compensation

          Different forms of equity are used to directly align executive compensation with overall shareholder returns while managing expense and dilution of common shareholders. The Company’s equity compensation practices are designed to be around median in the industry over time, and provide significant compensation opportunities above the median only in conjunction with substantial shareholder returns on a sustained basis. The Company currently primarily uses restricted stock awards, and also performance shares in the case of the chief executive officer, to accomplish equity compensation objectives.

          Disclosure

          The Company is committed to fair and full public disclosure of all compensation matters for its executive officers and for all equity compensation plans. The Company will not disclose any specific business goals related to its incentive plan that could be used by competitors.

          All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Our programs are geared to short and longer-term performance with the goal of increasing shareholder value over the long term. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

          We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Compensation Process

          Elements of In-Service Compensation and Relationship to Objectives

          We also provide the executive officers and other members of management with other benefits available to our employees generally, such as health, life, dental and disability insurance and participation in a 401(k) Plan.

          Determining Executive Compensation and Design of Compensation Programs

          It has been the practice of our Compensation Committee to review, at the beginning of the fiscal year, the elements of the executive officer’s total compensation and compare the compensation of the executive officers with the compensation of officers performing comparable functions in their peer comparison group. Based upon this analysis, base salaries for our executive officers are reviewed and set at the first regularly scheduled meeting of our Compensation Committee and then recommended to the Full Board.

          In setting base salaries, our chief executive officer makes compensation recommendations to the Compensation Committee with respect to the executive officers and other member of management who report to him, including the establishment of incentive plans. These executive officers are not present at the time of these deliberations.

          Consistent with its overall compensation philosophy, the Compensation Committee recommended and the Board approved and adopted the 2012 Incentive Plan described below. The 2012 Incentive Plan provided for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined objectives.

Establishment of 2012 Management Incentive Plan

          On December 15, 2011, the Compensation Committee approved the establishment of the Company’s management incentive plan for 2012 (the “2012 Incentive Plan”) and set the incentive pay opportunities under the 2012 Incentive Plan for the Company’s executive officers: President and Chief Executive Officer Gregg O. Lehman; Executive Vice President Terrance J. Kapsen, and Chief Financial Officer Robert M. Wolf. The 2012 annual performance goals for each of these three officers were related to (i) revenues, and (ii) earnings before interest and taxes (“EBIT”). Potential payouts were based 50% on revenues and 50% on EBIT. If the Company met the 2012 Incentive Plan target in each of revenue and EBIT, Dr. Lehman, Mr. Kapsen and Mr. Wolf would receive incentive plan cash payments equal to 50%, 25%, and 25% of their respective base salaries. The 2012 Incentive Plan provided that the Company must achieve threshold in each of revenue and EBIT before any incentive payments are earned by these officers. In addition, if the Company exceeded either or both of the revenue and EBIT targets, the percentage of payout for each of the revenue and EBIT components could increase from 50% to 100% in the case of Dr. Lehman and from 25% to 50% in the case of Mr. Kapsen and Mr. Wolf. The Board of Directors retained discretion under the 2012 Incentive Plan to pay incentive plan cash payments in amount higher or lower than those that would otherwise due under the plan. In addition, all incentive payments are subject to “clawback” to the extent required by federal law.

          The 2012 Incentive Plan contained a threshold, a target and a maximum for each of the two measurements. Approximately 25 employees were eligible to participate in the 2012 Incentive Plan. The Company did not achieve threshold in either revenue or EBIT targets and no payouts were made under the 2012 Incentive Plan. Dr. Lehman was awarded a discretionary bonus of $35,000 for fiscal 2012 achievements.

          On December 18, 2012, the Board of Directors, upon recommendation from the Compensation Committee, approved the MGC Diagnostics Corporation 2013 Management Incentive Bonus Plan (the “2013 Plan”). The Board has established target performance goals for the Company’s two executive officers: President and Chief Executive Officer Gregg O. Lehman, Ph.D., and Executive Vice President, Finance and Corporate Development Wesley W. Winnekins. The fiscal 2013 annual performance goals with respect to each of these officers are related to revenues and operating income. If the Company meets the 2013 Incentive Plan target in each of revenue and operating income, Dr. Lehman and Mr. Winnekins will receive incentive plan cash payments equal to 50% and 25% of their respective base salaries, in the case of Mr. Winnekins prorated from his employment date. In order for management to be eligible for any payouts, the Company must achieve threshold in each of revenue and operating income. The Board of Directors retains discretion under the 2013 Plan to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2013 Plan. In addition, all payments under the 2013 Plan are subject to “clawback” to the extent required by federal law.

Use of Compensation Consultant

          Under the Compensation Committee’s charter, the Committee has the authority to retain, at the Company’s expense, independent counsel or other advisers as it deems necessary to carry out its responsibilities. During fiscal 2012, the Compensation Committee engaged Group 21 to advise it in the following manner:

•	To study management compensation by updating the compensation review previously conducted by Group 21 to reflect new members of management and updated roles and responsibilities;

•	To advise the Company to establish an appropriate Peer Group; and

•	To review the Company’s existing sales compensation plan, identifying areas for improvement, review industry best practices and provide market competitive information.

          The Compensation Committee, together with management, used the results of the Group 21 report to develop a new sales compensation plan effective November 1, 2012. The Compensation Committee and the Board also reviewed the other information developed by Group 21, but did not make any significant change in the Company’s overall compensation structure. The Compensation Committee and the Board intend to continue to review the Company’s overall compensation structure and to develop an appropriate Peer Group for the Company, but decided to defer any major changes in compensation structure in fiscal 2012. The Compensation Committee remains focused on the best means for the Company to achieve and sustain profitability. The engagement of Group 21 was recommended by the Company Board of Directors and Group 21 reported directly to the Compensation Committee.

Accounting and Tax Considerations

          We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and these benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Equity Granting Process

          Traditionally, we have granted stock awards to our executive officers and other key salaried employees in conjunction with the review of the individual performance of our executive officers. Traditionally, the Company has issued stock options or restricted stock grants in connection with the appointment of new executive officers, effective as of the first day of employment. These regular and new-hire grants of stock awards are approved in advance by the Compensation Committee or the Board of Directors. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our 2007 Stock Incentive Plan.

          The Company has granted non-employee compensation awards to a third party that assists the Company in investor relations.

Summary of Cash and Certain Other Compensation

          The following table shows information concerning compensation earned for services in all capacities for (i) Gregg O. Lehman, Ph.D., President and Chief Executive Officer, (ii) Terrance J. Kapsen, former Executive Vice President, and (iii) Robert M. Wolf, former Senior Vice President and Chief Financial Officer (together referred to as our “Named Executive Officers”) for the fiscal years ended October 31, 2012 and 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Gregg O. Lehman, Ph.D., President and Chief Executive Officer(4)	2012	350,000	35,000		–	107,631	492,631
	2011	135,731	–	97,101	–	46,097	278,929

Terrance J. Kapsen Executive Vice President(5)	2012	173,846	–	–	–	24,685	198,370
	2011	200,000	–	–	–	27,263	227,263

Robert M. Wolf Senior Vice President and Chief Financial Officer(6)	2012	200,000	–	–	–	14,728	214,728
	2011	84,615	–	116,750	–	6,001	207,366

The Company did not grant any stock options to executive officers in 2012 or 2011. The Company does not have a nonqualified deferred compensation plan. Accordingly, these columns have been omitted from the Summary Compensation Table.

1.	Dr. Lehman was awarded a discretionary bonus for fiscal 2012.
2.

Dr. Lehman and Mr. Wolf were awarded restricted stock awards in 2011 in the amount of 21,435 and 25,000 shares, respectively, vesting over a three-year period. The tabled amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

3.	No amounts were paid or payable to any employee under the 2012 Incentive Plan.
4.	Dr. Lehman joined MGC in May 2011 as Interim Chief Executive Officer and was named President and Chief Executive Officer on July 14, 2011.
5.	Mr. Kapsen resigned as an executive officer on August 27, 2012.
6.	Mr. Wolf joined MGC May 16, 2011 as Senior Vice President and Chief Financial Officer and served until January 31, 2013.

Outstanding Equity Awards as of October 31, 2012

          The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at October 31, 2012:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Dr. Lehman(1)	–	–	–	–	–	14,290	92,171

Mr. Kapsen	4,500	–	–	5.08	8/27/2015	–	–
	865	–	–	6.60	8/21/2014	–	–
	11,135	–	–	7.86	10/30/2014	–	–

Mr. Wolf(2)	–	–	–	–	–	16,667	107,502

The first two columns represent the total number of securities underlying unexercised options, both exercisable and unexercisable, that were outstanding as of October 31, 2012. The sixth column represents the total number of securities subject to time-based vesting whose vesting periods are not yet completed. The seventh column shows the Market Value balance on a closing price of $6.45 on October 31, 2012.

1.	Outstanding Stock Awards for Dr. Lehman vest as follows: 7,145 shares on each of July 14, 2013 and 2014.
2.	Mr. Wolf’s restricted stock grants expired in February 2013.

Director Compensation

          The following table sets forth certain information regarding the compensation the Company paid to its non-employee directors for services rendered during the fiscal year ended October 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Mr. Baudhuin	51,000	32,001	–	83,001
Dr. Lynch	23,333	37,741	–	61,074
Mr. Munzenrider	53,500	32,001	–	85,501
Mr. Sheffert	69,250	32,001	–	101,251
Mr. Struik	16,583	32,001	–	48,584

The Company does not have non-equity incentive plans or nonqualified deferred compensation plans for non-employee directors. Accordingly, these columns have been omitted from the Director Compensation Table.

1.

In fiscal 2012, each non-employee director received an annual retainer of $20,000 ($5,000 per quarter) and a meeting fee of $1,750 ($2,750 for Board chair) for each board meeting attended and $1,250 for each committee meeting attended. Board, Audit Committee and Nominating/Compensation Committee Chairpersons receive additional annual retainers of $25,000, $10,000 and $7,500, respectively.

2.

On March 1, 2012, director Lynch was granted a restricted stock award for the service period prorated from the date of her appointment to the May 2012 Annual Meeting date, which shares will vest on March 1, 2013. In addition, all listed directors received grants of 5,634 shares as a portion of their current year board compensation. These grants will fully vest at the earlier of May 31, 2013 or the 2013 Annual Meeting date. The value shown is the number of shares awarded valued at the market price on its grant date, in all cases computed in accordance with Topic 718.

Compensation of Officers and Related Matters

          Gregg O. Lehman, Ph.D.–Letter Agreement and Change-in-Control Agreement

          The Company entered into a letter agreement on May 24, 2011, with Dr. Lehman as Interim Chief Executive Officer under which Dr. Lehman received an annual base salary of $320,000. The Company subsequently entered into an addendum to that letter agreement with Dr. Lehman as President and Chief Executive Officer under which Dr. Lehman received an annual base salary of $350,000 effective July 14, 2011. Dr. Lehman will also have an annual bonus opportunity with target at 50% of his salary based on attainment of performance-based corporate goals developed by Dr. Lehman together with the MGC Compensation Committee and Board of Directors. Dr. Lehman also received a one-time initial award of 21,435 restricted shares of common stock vesting over a three-year period.

          Lehman Fiscal 2012 and 2013 Performance Shares

          Under his offer letter, as amended August 4, 2011, the Board of Directors agreed that Dr. Lehman would have the ability to earn performance shares in an amount equal to one-third of his salary. For fiscal years beginning November 1, 2011, 2012 and 2013, Dr. Lehman will receive an annual grant of performance-based stock with nominal value of one-third of his annual salary in the form of performance stock, performance stock units, restricted stock award shares with performance vesting criteria, restricted stock units, or the equivalent issued under the MGC Diagnostics Corporation 2007 Stock Incentive Plan or any successor plan based upon satisfaction of performance criteria that will be established by the Compensation Committee and Board of Directors. On December 15, 2011, the Board and Compensation Committee established the fiscal 2012 award as 25,090 performance shares. These performance shares had the same revenue and earnings thresholds that were established under the 2012 Plan. Because the Company did not meet the threshold for both revenue and earnings under its 2012 Plan as required for the award, none of Dr. Lehman’s 2012 performance shares vested and they have expired.

          On December 18, 2012, the Board and Compensation Committee granted Dr. Lehman 20,833 performance shares for fiscal 2013 based on the closing stock price of $5.60 on December 18, 2012. Of these performance shares, 80% will begin vesting only if the Company achieves threshold revenue and operating income levels set by the Board and Compensation Committee under the 2013 Plan and 20% will begin vesting upon Dr. Lehman’s achievement of separate objectives set by the Board and Compensation Committee, after consultation with Dr. Lehman.

          Lehman 2012 Performance Bonus

          Although Dr. Lehman did not receive any payments under the 2012 Plan and his 2012 performance shares expired without vesting, the Board of Directors concluded that Dr. Lehman achieved a number of significant Company objectives in fiscal 2012. These included assembling a new sales and marketing team, introducing a key new product, successfully divesting the Company’s New Leaf business line, rebranding the Company as MGC Diagnostics Corporation, and developing and commencing the implementation of a new Company strategic plan. In light of these and other accomplishments, the Board on December 18, 2012 authorized the payment of a $35,000 bonus to Dr. Lehman, payable on or prior to December 31, 2012.

          In addition, Dr. Lehman is reimbursed for the lease of an executive apartment, a leased automobile, and reasonable commuting expenses, with these reimbursements grossed up for related taxes withheld.

          On January 23, 2012, the Company and Dr. Lehman entered into a Change-in-Control Agreement. Under this agreement, if Dr. Lehman’s employment is terminated during a period of twelve months following a Change in Control of the Company (i) by the Company other than for Cause or death, or (ii) by Dr. Lehman for Good Reason (as these terms are defined in the Agreement), then he will be entitled to a lump-sum payment equal to eighteen months of his currently effective base salary, as well as a pro-rata portion of target bonus if actual targets are met, with such bonus to be paid when other plan bonuses are paid. In addition, in the event a Change in Control occurs, his unvested restricted share awards will immediately vest and his performance share grant will vest based on pro-rata achievement of the performance goals.

          Appointment of Wesley W. Winnekins as Executive Vice President, Finance and Corporate Development

          On February 1, 2013, MGC Diagnostics Corporation (the “Company”) appointed Wesley W. Winnekins as Executive Vice President, Finance and Corporate Development, effective immediately. Mr. Winnekins was also designated as the Company’s Chief Financial Officer. Mr. Winnekins will receive a base salary of $215,000, and on February 1, 2013, he was issued a restricted stock grant for 12,000 shares that will vest in equal installments on the first, second and third anniversary of his start date. In addition, Mr. Winnekins is eligible to participate in the Company’s 2013 Incentive Compensation Plan, under which he can earn 25% of his base salary upon the Company achieving its corporate revenue and operating income objectives at target, prorated from his employment date.

          The Company and Mr. Winnekins also entered into a Change-in-Control Agreement. Under this agreement, if Mr. Winnekins’ employment is terminated during a period of 12 months following a change in control of the Company (i) by the Company other than for cause or (ii) by Mr. Winnekins for good reason, as those terms are defined in the agreement, then he will be entitled to a lump sum payment equal to 12 months of his currently effective base salary, as well as a prorated portion of target bonus if actual targets are met, with this bonus to be paid when other plan bonuses are paid.

          Prior to joining the Company, Mr. Winnekins served as Chief Financial Officer of Snap Fitness, Inc., a multi-national franchisor of 24/7 express fitness clubs from February 2011 to October 2012. Prior to that, he was employed by Health Fitness Corporation from February 2001 to December 2010, serving as Executive Vice President, Finance and Operations from March 2010 to December 2010, and as Chief Financial Officer and Treasurer from February 2001 to February 2010. Prior to working at Health Fitness Corporation, Mr. Winnekins served in finance and management capacities for several public and private companies, including health and fitness companies, from October 1987 to February 2001. From May 1985 to October 1987, Mr. Winnekins served in the audit practice at Arthur Andersen. Mr. Winnekins received a Bachelor’s in Business Administration with a major in Accounting from Iowa State University and has passed the CPA exam.

Share Ownership Guidelines for Directors and Executive Officers.

          On December 15, 2011, the Board adopted share ownership guidelines for Board members and executive officers as follows:

Position	Share Ownership Guidelines
Directors	Three times annual cash compensation
Chief Executive Officer	Two times annual base salary
Other Executive Officers	One times annual base salary

          These guidelines became effective as of November 1, 2011, with the expectation that all persons for whom the guidelines are applicable would achieve them within five years of November 1, 2011, or within five years of their respective employment or Board commencement date if after November 1, 2011. Directors would therefore be expected to acquire and hold stock equal to three times their annual cash compensation. For example, if a director were to receive $40,000 in cash and additional compensation in Company stock, only the cash component would be considered in determining the target share ownership level.

PROPOSAL 3:
ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

          Provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) require public companies to hold advisory (non-binding) votes on executive compensation. Consistent with the requirements applicable to MGC under the Dodd-Frank Act, the Board of Directors is asking shareholders to cast an advisory vote approving the named executive officer compensation as described in this proxy statement.

          As described in detail in the section entitled “Executive Compensation – Executive Compensation Philosophy and Objective of Compensation Program,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We encourage our shareholders to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

          We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of MGC Diagnostics Corporation approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in MGC’s proxy statement for the 2013 Annual Meeting of Shareholders.

          Approval of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 3. Although this advisory vote is not binding on the Compensation Committee or the Board of Directors, the Compensation Committee will carefully consider the outcome of the vote and take into consideration concerns raised by shareholders when determining future compensation arrangements.

The Board of Directors Recommends Shareholders Vote FOR Proposal 3: Advisory Vote Approving Executive Compensation

PROPOSAL 4:
ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

          The Dodd-Frank Act requires that we offer our shareholders the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every two years, or every three years.

          After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years (triennially) is the most appropriate alternative for MGC, and therefore our Board of Directors recommends that you vote for “Every Three Years” as the frequency for future advisory votes on executive compensation.

          In formulating its recommendation, our Board of Directors considered that a triennial advisory vote on executive compensation would allow our shareholders to provide us with their timely input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement. Our Board of Directors also believes that a triennial vote is most effective timeframe for MGC to respond to shareholders’ feedback and provide us with sufficient time to engage with shareholders to understand and respond to the vote results. Further, many large shareholders rely on proxy advisory firms, which evaluate the compensation programs of over 12,000 public companies, for vote recommendations. We believe a voting frequency of every three years helps proxy advisory firms provide more detailed and thorough analyses and recommendations.

          We understand that our shareholders may have different views as to what is the best approach for MGC, and we look forward to hearing from our shareholders on this Proposal.

          Shareholders may cast a vote on their preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting when they vote in response.

          The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 4 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The advisory vote will not be binding on the Board of Directors. While the Board will carefully consider the outcome of the vote, the Board may decide that it is in the best interests of our shareholders and MGC to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board Of Directors Recommends a Vote of EVERY THREE YEARS on Proposal 4: Advisory Vote on Frequency of Future Executive Compensation Advisory Votes

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of the Board of Directors, in accordance with its charter, reviewed and discussed the audited consolidated financial statements with management and Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

          In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended October 31, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

          The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications to the Audit Committee concerning independence. The Audit Committee and the independent registered public accounting firm have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

          Additionally, the Audit Committee reviewed and pre-approved the services provided by Baker Tilly other than audit services and considered whether the provision of these other services by Baker Tilly is compatible with maintaining its independence. In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent registered public accounting firm are compatible with, and did not impair, auditor independence.

          The Audit Committee also discussed with Baker Tilly the overall scope and plans for their audit for fiscal 2012. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

          Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended October 31, 2012, as filed with the Securities and Exchange Commission.

Fiscal 2012 Members of the Audit Committee John R. Baudhuin Robert E. Munzenrider Hendrik Struik (beginning May 2012)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On May 26, 2011, the Company adopted a related-party transaction policy applicable to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in the Company is a participant and in which a related party has a direct or indirect interest. The policy defines “related party” to include (i) all directors and executive officers of the Company; (ii) any nominee for director; (iii) any holder of more than five percent of the Company’s common stock, or (iv) an immediate family member of any of these parties. The Audit Committee of the Board must approve any Related-Party Transaction subject to the policy, after making a determination that the related-party transaction is beneficial to the Company and the terms of the related-party transaction are fair to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended October 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

OTHER MATTERS

          As of the date of this Proxy Statement, management knows of no other matters that may come before the 2013 Annual Meeting. However, if matters other than those referred to above should properly come before the 2013 Annual Meeting, the individuals named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Mark W. Sheffert
Chairman of the Board of Directors

MGC DIAGNOSTICS CORPORATION 350 OAK GROVE PARKWAY ST. PAUL, MINNESOTA 55127-8599

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
		0	0	0
1.	Election of Directors
	Nominees
01	Mark W. Sheffert 02 Gregg O. Lehman, Ph.D. 03 John R. Baudhuin 04 Robert E. Munzenrider 05 Wendy D. Lynch, Ph.D.
06	Hendrik Struik

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ended October 31, 2013.						0	0	0
3	Advisory approval of the company's executive compensation.						0	0	0

The Board of Directors recommends you vote "3 YEARS" on the following proposal:						1 year	2 years	3 years	Abstain
4	To recommend, by non-binding vote, the frequency of executive compensation votes.					0	0	0	0

NOTE: THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2 AND 3, AND FOR EVERY THREE YEARS. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM.

For address change/comments, mark here. (see reverse for instructions)				0
		Yes	No
Please indicate if you plan to attend this meeting		0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

0000156546_1     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

MGC DIAGNOSTICS CORPORATION 2013 ANNUAL MEETING OF SHAREHOLDERS Wednesday, March 27, 2013 3:30 p.m. CT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark W. Sheffert and Gregg O. Lehman, Ph.D. or either of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of MGC Diagnostics Corporation to be held at the Company's offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota, on Wednesday, March 27, 2013 at 3:30 p.m. CDT, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of common stock of MGC Diagnostics Corporation held of record by the undersigned on February 1, 2013, and which the undersigned would be entitled to vote at the Annual Meeting, hereby revoking all former proxies.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000156546_2 R1.0.0.51160